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SCHEDULE 14A

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CADMUS COMMUNICATIONS CORPORATION

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News Release

Cenveo and Cadmus Communications Announce

Termination of the Hart-Scott-Rodino Waiting Period

STAMFORD, CT and RICHMOND, VA– (February 6, 2006) Cenveo, Inc. (NYSE: CVO) and Cadmus Communications Corporation (NASDAQ/GM: CDMS) jointly announced today the early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with Cenveo’s previously announced agreement to acquire Cadmus. The acquisition, subject to other customary closing conditions, is expected to be completed shortly after the Cadmus shareholders’ meeting, which is scheduled for March 7, 2007.

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Cenveo is one of North America’s leading providers of print and visual communications, with one-stop services from design through fulfillment. The Company’s broad portfolio of services and products include commercial printing, envelopes, labels, packaging and business documents delivered through a network of production, fulfillment and distribution facilities throughout North America.

Cadmus Communications Corporation provides end-to-end, integrated graphic communications services to professional publishers, not-for-profit societies and corporations. Cadmus is the world’s largest provider of content management and production services to scientific, technical and medical journal publishers, the fifth largest periodicals printer in North America, and a leading provider of specialty packaging and promotional printing services. Additional information about Cadmus is available at www.cadmus.com.

Cadmus has filed a definitive proxy statement with the Securities and Exchange Commission concerning the proposed merger transaction. In addition, Cadmus and Cenveo may file other relevant documents concerning the merger with the Securities and Exchange Commission. Holders of Cadmus common stock are urged to read the proxy statement and such other documents as they become available because they will contain important information. In addition, Cadmus and its directors and executive officers and other members of its management and its employees may be deemed to be participants in the solicitation of proxies from the shareholders of Cadmus with respect to the transactions contemplated by the agreement of merger. Information about the directors and officers of Cadmus in the merger is available in the definitive proxy statement and other documents that Cadmus has or will file with the SEC. Investors are able to obtain a free copy of the documents filed with the SEC by Cenveo and Cadmus at the SEC’s website http://www.sec.gov. Investors are also able to obtain a free copy of the relevant documents filed by Cadmus by contacting Paul Suijk at Cadmus at: 1801 Bayberry Court, Suite 200, Richmond, VA 23226 or online at http://www.cadmus.com/investors/.

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this release and are based upon current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual result to differ materially from such forward-looking statements. Those assumptions, risks and uncertainties include, without limitation: (1) uncertainties regarding future growth and our ability to successfully integrate acquisitions; (2) substantial indebtedness impairing our financial condition and limiting our ability to incur additional debt; (3) indebtedness imposing significant restrictions on our business; (4) additional indebtedness exacerbating the above factors; (5) debt instruments providing cross defaults causing all debt to become due and payable as a result of a default under an unrelated debt instrument; (6) our history of losses and uncertain return to consistent profitability; (7) the absence of long-term customer agreements in our industry, subjecting our business to fluctuations; (8) factors affecting the U.S. postal services; (9) increases in paper costs and decreases in its availability; (10) availability of alternative delivery media; (11) intense competition; (12) supply, availability, and costs of raw materials and components; (13) fires or explosions at any of the Company’s facilities; (14) environmental rules and regulations, non-compliance with which may expose the Company to adverse consequences; (15) acquisitions that might be unsuccessful; (16) contract pricing and timing of awards; (17) changing economic and political conditions in the U.S. and in other countries; (18) dependence on key management personnel; (19) customer product acceptance; (20) continued access to technical and capital resources; (21) availability of insurance coverage at acceptable terms; (22) changes in accounting or tax rules or pronouncements; (23) actual pension asset returns and assumptions regarding future returns, discount rates, and service costs; (24) changes in cost estimates related to restructuring or relocation of facilities; (25) the timing and extent of changes in interest rates; (26) access to capital markets and the costs thereof; (27) legal proceedings; and (28) other economic, political, and technological risks and uncertainties.

This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact Cenveo’s or Cadmus’ businesses. Additional information regarding these and other factors may be contained in Cenveo’s and Cadmus’ filings with the SEC. All such risk factors are difficult to predict and contain material uncertainties that may affect actual results and may be beyond the Cenveo’s or Cadmus’ control.

Cenveo’s risks and uncertainties are set forth under Item 1 and Item 1A, Risk Factors, in Cenveo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and Cenveo’s other SEC filings. A copy of the Annual Report is available at http://www.cenveo.com.

Cadmus’ risks and uncertainties are set forth under Item 1 and Item 1A, Risk Factors, in Cadmus’ Annual Report on Form 10-K for the fiscal year ended June 30, 2006, and Cadmus’ other SEC filings. A copy of the Annual Report is available at http://www.cadmus.com.

Inquiries from analysts and investors should be directed to Robert G. Burton, Jr. at (203) 595-3005 of Cenveo and Paul Suijk, (804) 287-5694 of Cadmus.